Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces First Quarter 2013 Operating Results

SAN FRANCISCO, April 29, 2013 — The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2013 was $81 million, compared with net income of $169 million for the first quarter of 2012.

The decrease in net income for the first quarter of 2013 reflected a decline in net interest income to $127 million, down from $242 million for the first quarter of 2012. This decline was due, in part, to lower average balances of advances, mortgage-backed securities, and mortgage loans; a decline in earnings on invested capital because of lower average capital balances and the lower interest rate environment; lower advance prepayment fees; and an increase in dividends on mandatorily redeemable capital stock, which are classified as interest expense.

Other income/(loss) for the first quarter of 2013 was a loss of $4 million, compared to a loss of $20 million for the first quarter of 2012. The loss for the first quarter of 2013 reflected a net loss associated with derivatives, hedged items, and financial instruments carried at fair value of $24 million; net interest income on derivative instruments used in economic hedges of $21 million, which was generally offset by net interest expense on the economically hedged assets and liabilities; and a credit-related other-than-temporary impairment charge of $3 million on certain private-label residential mortgage-backed securities (PLRMBS).

During the first quarter of 2013, total assets increased $1.2 billion, or 1%, to $87.6 billion at March 31, 2013, from $86.4 billion at December 31, 2012. Total advances increased $2.9 billion, or 7%, to $46.7 billion at March 31, 2013, from $43.8 billion at December 31, 2012. In total, 32 members increased their use of advances during the first quarter of 2013, while 72 institutions reduced their advances borrowings.

Accumulated other comprehensive loss declined $341 million during the first quarter of 2013, to $453 million at March 31, 2013, from $794 million at December 31, 2012, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of March 31, 2013, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 11.60%, exceeding the 4.00% requirement. The Bank had $10.2 billion in regulatory capital, exceeding its risk-based capital requirement of $4.1 billion. Total retained earnings were $2.3 billion as of March 31, 2013.

The Bank repurchased $750 million and redeemed $1 million in excess capital stock during the first quarter of 2013. As of March 31, 2013, the Bank's excess capital stock totaled $4.6 billion. In light of the Bank's strong regulatory capital position, the Bank plans to repurchase up to $750 million in excess capital stock on May 17, 2013.

Today, the Bank's Board of Directors declared a cash dividend on the capital stock outstanding during the first quarter of 2013 at an annualized rate of 3.38%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $71 million, on or about May 16, 2013.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2013	Dec. 31, 2012
Total Assets	$87,593	$86,421
Advances	46,713	43,750
Mortgage Loans Held for Portfolio, Net	1,173	1,289
Investments[1]	37,861	40,528
Consolidated Obligations:
Bonds	64,296	70,310
Discount Notes	12,829	5,209
Mandatorily Redeemable Capital Stock	3,907	4,343
Capital Stock - Class B - Putable	3,951	4,160
Unrestricted Retained Earnings	290	246
Restricted Retained Earnings	2,013	2,001
Accumulated Other Comprehensive Income/(Loss)	(453)	(794)
Total Capital	5,801	5,613

Selected Other Data at Period End
Regulatory Capital Ratio[2]	11.60%	12.44%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2013	Mar. 31, 2012
Net Interest Income	$127	$242
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	1
Other Income/(Loss)	(4)	(20)
Other Expense	30	32
Assessment	12	20
Net Income	$81	$169

Selected Other Data for the Period
Net Interest Margin[3]	0.59%	0.88%
Operating Expenses as a
Percent of Average Assets	0.12	0.10
Return on Average Assets	0.37	0.62
Return on Average Equity	5.59	13.99
Annualized Dividend Rate[4]	2.30	0.48
Average Equity to Average Assets Ratio	6.62	4.40

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2013, was $10.2 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “expects,” and “will,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com